Exhibit 10.9

August 25, 2000

Topeka-Atchinson Gas & Illuminating LLC
c/o Suite #1000, 14550 E. Easter Avenue
Englewood, Colorado
80112

Attention: Mr. Steve Tedesco

Dear Steve,

This letter shall serve as the agreement between Topeka-Atchinson Gas & Illuminating LLC (TAGI) of 14550 East Easter Ave., Ste 1000, Englewood, CO 80112 and Heartland Oil and Gas Inc. (Heartland) of Suite 700, 1385 West Pender Street, Vancouver, BC, Canada V6E 4B1 for the exploration of coal-bed methane in the Forest City Basin in northeastern Kansas, northwestern Missouri and southeastern Nebraska that is designated as the Soldier Creek Project.

Heartland has reviewed and has agreed to purchase and pursue certain exploration concepts as presented by TAGI in pursuit of coal bed methane in the Forest City Basin. TAGI has agreed to act as the primary consultant and manager of the project to test the concepts. The specifics of this agreement are as follows:

A. Heartland will have 7 days from the date of signing of this Agreement to advance a non-refundable deposit of $20,000. TAGI agrees not to solicit or accept any offers from third parties regarding the pursuit of coal bed methane in the Forest City Basin for a period of 60 days from the date the deposit is received. If Heartland elects to proceed with the project the deposit will form part of the initial exploration funds to be advanced.

B. Within 30 days of receipt of the above deposit TAGI will identify three exploration areas within the Forest City Basin and will provide a detailed budget in writing for the anticipated cost of a one-well exploration program for each exploration area and a four-well pilot program. The plan shall include projected costs for land acquisition, drilling, testing and analysis and production costs for the pilot program. All monies to lease, drill, complete or for any other type of operations will be advanced by Heartland prior to doing work on a specified exploration area or the pilot program. TAGI shall include a $17,000 US prospect fee in the budget for each exploration area, payable prior to any work or leasing on each exploration area. Heartland, may, at its cost, have copies of all geologic, geophysical and geochemical data that is part of the Solider Creek Project and in possession of TAGI.

August 25, 2000
TAGI - Heartland Agreement

C. Within 60 days from the date the deposit is received, Heartland will give notice to TAGI in writing of either its intent to proceed with the exploration program or of its intent not to proceed. Selection of the order of which exploration area to proceed with first is at the discretion of Heartland. If Heartland elects to proceed with the exploration program, Heartland will designate the order of exploration areas to TAGI in writing. Heartland will advance the funds as outlined in the exploration budget for that exploration area prior to the initiation of any work. If Heartland elects not to proceed with the first exploration program the deposit is forfeited. All funds shall be advanced within 15 days of invoice.

D. If Heartland elects to proceed with the exploration program, Heartland and TAGI will form an area of mutual interest (AMI) for each exploration area. The initial AMI will be the acreage leased prior to drilling of the initial test well in each exploration area. Upon drilling of the test well, the AMI will expand to one township in size with the drill site spacing of the well at the approximate center, and will include all lands acquired in that specific exploration area. That township AMI will remain in effect for one year from the date of running logs on the said test well.

E. Heartland will have 60 days from the date of the start of the last desorption test from coal in the exploration well the specified exploration area to elect to proceed further with the initial 3-well exploration program. If Heartland elects not to complete the 3-well exploration program, then this agreement shall terminate as set out in paragraph F and the AMI shall be limited to that set out in Paragraph D.

F. Heartland shall have 60 days from completion of drilling in the three exploration areas to elect in writing to proceed with the pilot program and to advance the funds as per the pilot program budget, or to elect to drill a further test well in an additional exploration area. Completion of drilling shall be determined to be completion of running of logs on the third exploration well. If Heartland elects to drill a further test well in an additional exploration area, TAGI will identify the additional exploration area and provide a detailed budget to Heartland. If Heartland elects to proceed with the pilot program, the AMI shall be increased to include all lands within the outline on the attached map (EXHIBIT A). This AMI, and this agreement will remain in effect so long as Heartland continues to lease and/or drill wells in the AMI.

August 25, 2000
TAGI - Heartland Agreement

G. TAGI shall be entitled to a 3% gross over-riding royalty (ORRI), on an 8/8ths basis, on all oil and gas leases acquired by Heartland, their heirs, affiliates and assigns within the AMI's as set out in this agreement. TAGI's overriding royalties shall apply to extensions and renewals acquired within 1 year of the expiration of the original lease subject to said ORRI. TAGI's override shall be free of all costs up to the point product enters an independent third party gathering system, thereafter it shall bear its proportionate share of third party costs. TAGI shall be entitled to assignments of ORRI on all acreage purchased to date upon written demand to Heartland.

H. TAGI will provide management services to manage the exploration programs for the first six months of the pilot program. TAGI management services shall be provided for a minimum of 5 days and a maximum of 10 days per month at a rate of $6,000 US per month. Any additional time will be invoiced at the rate of $50.00 US per hour. Heartland shall have the option to extend the term of the management services provided by TAGI for an additional 6-month period at the rate of $6,000 US per month. Any further extension will be done upon mutual agreement between TAGI and Heartland.

I. All operations performed under this agreement shall be at the sole liability and expenses of Heartland. Heartland agrees to provide adequate insurance coverage for all operations performed under this agreement, including drilling, completion, leasing and other type of operations. Heartland agrees to indemnify and hold TAGI harmless for all operations conducted on behalf of Heartland under this agreement.

J. Upon termination of this agreement as per paragraph F, TAGI shall be entitled to reassignment of all leasehold in any area where a pilot project was not commenced by reimbursing Heartland for the leasing costs. Further, TAGI shall be notified by Heartland of their intent to abandon any completed well or project prior to its abandonment, TAGI shall have 14 days to purchase said well or project for salvage value, net of plugging costs. If that is deemed to be a negative value, TAGI may elect to take over said well or project, and all associated leasehold by assuming all plugging liability.

K. Heartland recognizes that certain partners within TAGI have existing conventional oil and gas leases or interests within the AMI that are not subject to this agreement. These specific interests do not include coal-bed methane and as such Heartland is free to leases in the area of these interests for coal-bed methane. TAGI and all of its partners have defined all areas of interest involving conventional oil and gas interests to Heartland as defined in Exhibit B. TAGI or any of its partners who have conventional oil and gas interests established prior to this agreement will retain those

August 25, 2000
TAGI - Heartland Agreement

interests without any cost or penalty, Heartland shall have no claim on those interest and those interests with other parties shall not be subject to this agreement.

L. All changes to this agreement will be done in writing.

M. The terms and conditions of this agreement will be subject to the laws and statutes of the state of Kansas.

If this proposal is acceptable to you please sign and return one copy to Heartland Oil and Gas Inc. at:

Heartland Oil and Gas Inc.
Suite 700, 1385 West Pender Street
Vancouver, BC
V6E 4B1
FAX (604) 638-3525
Attention: Mr. Richard Coglon, President

Accepted this 28th day of August, 2000

/s/ Steve Tedesco
Topeka-Atchinson Gas & Illuminating LLC

Accepted this 28th day of August, 2000

/s/ Richard Coglon
Heartland Oil and Gas Inc.

EXHIBIT A

Map of the lands to be included if Heartland elects to proceed with the pilot program.

EXHIBIT B

OIL AND GAS INTERESTS OWNED BY PARTNERS WITHIN TOPEKA-ATCHINSON GAS & ILLUMINATING, INC.

Property 1:	Township 4S Range 14 East Sections 2, 3, 4, 5, 6, 7, 8, 9, 10, 11, 14, 15, 16, 17, 18, 19, 20, 21, 22 and 23 Township 3S Range 14 East Sections 26, 27, 28, 29, 30, 31, 32, 33, 34 and 35
Property 2:

Township 13 South Range 9 East Sections 19, 20, 21, 22, 23, 24, 25, 26, 27, 28, 29, 30, 31, 32, 33, 34, 35 and 36
Township 14 South Range 9 East Sections 1, 2, 3, 4, 5, 6, 7, 8, 9, 10, 11, 12, 13, 14, 15, 16, 17 and 18

Property 3:	All Sections

EXECUTIVE SUMMARY
SOLDIER CREEK COAL-BED METHANE PROJECT
NORTHEASTERN KANSAS AND WESTERN MISSOURI

The following is a proposal by Topeka-Atchinson Gas & Illuminating LLC to evaluate the high volatile bituminous coals of the Cherokee Formation that are located in the Forest City Basin (Figure 1) in Northeastern Kansas and Northwestern Missouri. The coals vary from one to five thick and have scf per ton that ranges from 50 to 455. The coals vary in depth from 200 to 1,950 feet.

Topeka-Atchinson Gas & Illuminating LLC (TAGI) is proposing the following in order to test the viability of the plan:

1) Buyer would acquire at least 30,000 acres in three areas as designated by TAGI.

2) Buyer will have to drill three test wells within nine months of the date of an agreement TAGI.

3) The test that yielded the best gas content from the coals would be immediately offset by Buyer and completed. Only one coal would be selected for testing. All five wells would be completed and produced for a period of at least three months or as agreed upon by TAGI and Buyer.

TAGI would provide to Buyer the following:

1) Buyer would have access to all geologic, geophysical, coal data and land data as held by TAGI.

2) TAGI would charge their time at a reduced rate of $6,000 a month for a period of six months, for a minimum of five days to a maximum of ten days a month, and renewable by mutual agreement for an additional six month period.

Buyer will pay TAGI the following compensation for the project:

1) TAGI will receive a 3% ORRI under any acreage acquired by Buyer. The 3% ORRI is convertible to a 10% WI upon the completion of twenty wells as producers.

2) Buyer will pay TAGI a $50,000 as a prospect fee.

The proposed budget is as follows:

Prospect Fee to TAGI:	$50,000.00
Acreage Acquired:	$110,000.00
Retainer for TAGI:	$36,000.00
Drilling and Testing Exploratory Wells:	$150,000.00
Pilot Wells drilled and completed:	$200,000.00
Operations of Pilot Project:	$60,000.00
Total:	$610,000

The cost is $20.33 an acre to test the viability of coal-bed methane in the Forest City Basin.